Exhibit 99.1

                    Eline Entertainment Group In the Process
                of Restoring Compliance With Filing Requirements

    Company Plans to Seek To Restore its Quotation on the OTC Bulletin Board

Knoxville, Tennessee -- May 24, 2006 -- Eline Entertainment Group, Inc. (OTC Pink Sheets: EEGI) reported today that with the recent completion of its audit for the fiscal year ended October 31, 2005 and the filing on May 12, 2006 of its Annual Report on Form 10-KSB for the 2005 fiscal year, it is now in the process of completing the preparation of its Quarterly Report on Form 10-QSB for the three months ended January 31, 2006. The filing of both of these reports was delayed, in large part, as a result of its engagement of a new audit firm. The company believes that upon the filing of its Quarterly Report on Form 10-QSB for the three months ended January 31, 2006, it will be in full compliance with all requisite SEC reporting requirements, which consequently will position the company to seek to restore its quotation on the OTC Bulletin Board as soon as practicable.

The company's common stock began quotation on the Pink Sheets under the symbol EEGI on March 21, 2006. Prior that date, its common stock was quoted on the OTC Bulletin Board. The move from quotation on the OTC Bulletin Board initially arose from the Company's delay in filing of its Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005.

The company further noted that it is also in the process of preparing its financial results and its Quarterly Report on Form 10-QSB for the three and six months ended April 30, 2006 and believes that it will file such report on a timely basis.

About Eline Entertainment

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTCBB: CTDH), which sells cyclodextrins (CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

This press release contains forward-looking statements concerning future plans and events including completion of the audit for the fiscal year ended October 31, 2005, filing of Annual Report on Form 10-KSB and restoration of quotation on the OTC Bulletin Board. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual events or results may differ from those set forth herein. The Company assumes no obligation to publicly update or revise its forward-looking statements even if future events make it clear that any of the future plans and events expressed or implied herein will not be realized.